Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Rydex Series Funds Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 107 to File No. 033-59692; Amendment No. 108 to File No. 811-07584) of our report dated May 26, 2011 on the financial statements and financial highlights of the U.S. Long Short Momentum Fund (one of the series constituting the Rydex Series Funds) included in the 2011 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

November 30, 2011